Jason Industries Appoints Two New Independent Directors

MILWAUKEE, August 27, 2015 -- Jason Industries, Inc. (NASDAQ: JASN, JASNW) (the “Company” or “Jason”), parent company to a global family of manufacturing leaders in the seating, finishing, automotive acoustics and components markets, today announced the appointment of two new independent board members. Joining the Jason Board of Directors effective September 1, 2015, are Mitchell I. Quain and James E. Hyman, expanding the Board from nine to eleven members, ten of whom are independent. Both individuals bring deep expertise and a variety of distinguished professional experiences to Jason.

“We are pleased to welcome Mitchell Quain and James Hyman to the Jason Board of Directors,” said Jeffry Quinn, Chairman of the Jason Board. “Our new members bring broad knowledge and industry experience to the Board. These appointments reflect our belief that by maintaining a strong, highly qualified, and independent board, we will be better positioned to maximize value for all Jason stakeholders over the long term.”

Mitchell I. Quain, age 63, is a Senior Advisor to The Carlyle Group, L.P., a private investment firm. He was a Partner of One Equity Partners, a private investment firm, from 2010 through 2011. From 2006 to 2010, Mr. Quain was a Senior Director of ACI Capital Corp., a private equity firm. From 2002 to 2005, he was Chairman of the Board of Directors of Register.Com, Inc., an internet services provider, and from 1997 to 2001 he was employed with ABN AMRO, a global full service wholesale and retail bank, and its predecessors in several capabilities including Vice Chairman. Mr. Quain is currently Chairman of the Board of Directors of Magnetek, Inc. (NASDAQ: MAG), and a director of Astro-Med, Inc. (NASDAQ: ALOT), RBC Bearings Incorporated (NASDAQ: ROLL), Hardinge Inc. (NASDAQ: HDNG) and Tecumseh Products Company (NASDAQ: TECU). Mr. Quain serves on the Compensation, Audit and Retirement Plan Committees of Magnetek, and serves as the Chairman of Magnetek’s Nominating and Corporate Governance Committee. He serves on the Audit and Nominating Committees of Astro-Med, and serves as the Chairman of Astro-Med’s Compensation Committee. He serves as a member of the Audit Committee of RBC Bearings, as a member of the Compensation and Nominating and Governance Committees of Hardinge and as a member of the Governance and Nominating and Audit Committees of Tecumseh Products. Previously Mr. Quain served on the Boards of DeCrane Aircraft Holdings, Inc., Handy & Harman, Heico Corporation, Mechanical Dynamics, Inc. and Titan International, Inc. Mr. Quain has a Bachelor of Science degree in electrical engineering from the University of Pennsylvania and a Master in Business Administration degree from the Harvard Business School and is a Chartered Financial Analyst.

James E. Hyman, age 56, has served as President and Chief Executive Officer of Community Education Centers, a provider of offender reentry and in-prison treatment services, since January 2015. Mr. Hyman serves as a director of The Hinckley Company and of Grosvenor Americas. He was Chief Executive Officer and President of TestAmerica Laboratories, Inc., an analytical laboratory for environmental testing services, from 2011 until 2014, and was Chairman, President and Chief Executive Officer of Cornell Companies, Inc., an operator of correctional facilities, from 2005 until 2010. Mr. Hyman has held executive positions in the US and Europe with FTI, Starwood Hotels & Resorts Worldwide, GE Capital, McKinsey & Company and J.P. Morgan, and has previously served as a director of Mac-Gray Corporation. He also chairs the Mega-Cities Project, a not-for-profit focused on urban development issues in the world’s largest cities. Mr. Hyman received a Master of Business Administration, with distinction, from the Harvard Business School and a Bachelor of Arts, with honors, from the University of Chicago.

About Jason Industries
The Company is the parent company to a global family of manufacturing leaders within the seating, finishing, components and automotive acoustics markets, including Assembled Products (Buffalo Grove, Ill.), DRONCO (Wunsiedel, Germany), Janesville Acoustics (Southfield, Mich.), Metalex (Libertyville, Ill.), Milsco (Milwaukee, Wis.), Osborn (Richmond, Ind. and Burgwald, Germany) and Sealeze (Richmond, Va.). All Jason companies utilize the Jason Business System, a collaborative manufacturing strategy applicable to a diverse group of companies that includes business principles and processes to ensure best-in-class results and collective strength. Headquartered in Milwaukee, Wisconsin, Jason employs more than 4,400 individuals in 14 countries.

Contact Information
Investor Relations
Chad Paris
investors@jasoninc.com
414.277.2007